CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 73 to the registration statement on Form N-1A (File No. 33-56339) ("Registration Statement") of our reports dated October 12, 2005 and October 11, 2005, respectively, relating to the financial statements and financial highlights appearing in the August 31, 2005 Annual Reports of Putnam International Capital Opportunities Fund and Putnam New Value Fund, each a series of Putnam Investment Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial highlights" and "Independent Registered Public Accounting Firm and Financial Statements" in such Registration Statement.


PricewaterhouseCoopers LLP

/s/ PriceWaterhouseCoopers LLP
Boston, Massachusetts
December 23, 2005